EXHIBIT 23(d)




                              CMG MONEY MARKET FUND
                         INVESTMENT MANAGEMENT AGREEMENT

                  AGREEMENT made the ___ day of March, 2002 by and between CMG Investors Trust, a Delaware business trust (the "Trust"), on behalf of its initial series known as CMG Money Market Fund (the "Fund") and Capital Management Group Advisors, LLC, a Delaware limited liability company (the "Manager"):

                              W I T N E S S E T H:

                  WHEREAS, the Trust is an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engages in the business of acting as an investment adviser; and

                  WHEREAS, the Trust desires to retain the Manager to render investment advisory services for the Fund, and to provide certain other services relating to the Fund in the manner and on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Manager desires to be retained to perform such services on said terms and conditions:

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The Trust hereby retains the Manager to act as investment adviser to the Fund and, subject to the supervision of the Board of Trustees of the Trust, to manage the investment activities of the Fund and to provide certain other services to the Trust as hereinafter set forth. Without limiting the generality of the foregoing, the Manager shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objectives, policies and restrictions of the Fund and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Manager shall deem necessary or appropriate. The Manager shall furnish to or place at the disposal of the Trust such of the information, evaluations, analyses and opinions formulated or obtained by the Manager in the discharge of its duties as the Trust may, from time to time, reasonably request.

         2. Subject to the approval of the Board of Trustees of the Trust, the Manager, if it deems appropriate, is authorized to pursue the investment objective of the Fund by investing all of the Fund's investable assets in another pooled investment fund. When the Fund pursues its investment objective in this manner, the fee payable to the Manager pursuant to this Agreement, shall be reduced by the full amount of the advisory fee and other ordinary operating expenses borne by the Fund as an investor in another pooled investment fund.




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         3. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Manager or furnished to the Trust under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or otherwise retained by the Manager to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire.

         4. Subject to the supervision and direction of the Board of Trustees of the Trust, the Manager will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

                  (a) Maintaining such office facilities as necessary to provide the services hereafter set forth (which may be in the offices of the Manager or a corporate affiliate);

                  (b) Furnishing non-investment related statistical and research data, data processing services, clerical services, executive and administrative services, and stationery and office supplies in connection with its services hereunder;

                  (c) Assisting in the preparing and maintaining of such books and records with respect to the Fund's operations as may reasonably be required;

                  (d) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Trustees meetings;

                  (e) Assisting in the preparation of the Trust's Registration Statement registering the Institutional Shares and Advisor Shares of the Fund (collectively, "Shares") and any Pre-Effective and Post-Effective Amendments to the Trust's Registration Statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

                  (f) Assisting in the preparation of periodic reports to shareholders of the Fund and regulatory filings;

                  (g) Assisting in the determination of the jurisdictions in which the Fund's shares will be registered or qualified for sale;

                  (h) Providing the services of persons employed by the Manager or its affiliates who may be appointed as officers of the Trust by the Trust's Board of Trustees;

                  (i) Assisting the Trust in routine regulatory examinations, and working closely with outside counsel to the Trust in response to any litigation, investigations or regulatory matters; and



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                  (j) Assisting in the preparation of the financial statements of the Fund and in coordinating the annual audit of such financial statements by the independent auditors of the Trust.

         In performing its duties as administrator of the Trust, the Manager will act in accordance with the Declaration of Trust, By-Laws, Prospectuses of the Fund and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

         5. The Manager may, at its own expense, retain Cadre Financial Services, Inc. or one of its affiliates to provide administrative services to the Trust pursuant to a written agreement approved by the Board of Trustees of the Trust.

         6. The Trust will, from time to time, furnish or otherwise make available to the Manager such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund and the Trust as the Manager may reasonably require in order to discharge its duties and obligations hereunder.

         7. The Manager shall bear the cost of rendering the services to be performed by it under this Agreement, and shall provide the Trust with such office space, facilities, equipment, clerical help, and other personnel and services as the Trust shall reasonably require in the conduct of the Fund's business. The Manager shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Trust. The salaries of officers of the Trust, and the fees and expenses of Trustees of the Trust, who are also directors, officers or employees of the Manager, or who are officers or employees of any company affiliated with the Manager, shall be paid and borne by the Manager or such affiliated company.

         8. The Trust assumes and shall pay or cause to be paid all expenses of the Fund and the Trust not expressly assumed by the Manager under this Agreement, including without limitation: any payments pursuant to any plan of distribution adopted by the Fund; the fees, charges and expenses of any registrar, custodian, accounting agent, administrator, stock transfer and dividend disbursing agent; brokerage commissions; taxes; registration costs of the Fund and its shares under federal and state securities laws; the costs and expenses of engraving and printing stock certificates; the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees and members of any advisory board or committee who are not also officers, directors or employees of the Manager or who are not officers or employees of any company affiliated with the Manager; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of the Fund's shares; fees and expenses of legal counsel to the Trust and its Trustees; fees and expenses of the Fund's independent accountants; membership dues of industry associations; interest payable on borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Fund or the Trust which inure to their benefit; and extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).



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         9. As full compensation for the services and facilities furnished to the Fund and the expenses assumed by the Manager under this Agreement, the Trust on behalf of the Fund shall pay to the Manager a monthly fee, computed at the annual rate of 0.24% of the Fund's average daily net assets. Payment of the Manager's compensation for the preceding month shall be made as promptly as possible after completion of the necessary computations.

         10. The Manager will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its obligations hereunder, the Manager shall not be liable to the Trust or the Fund for any error of judgment for any mistake of law or for any act or omission by the Manager.

         11. Nothing contained in this Agreement shall prevent the Manager or any affiliated person of the Manager from acting as investment adviser or manager for any other person, firm or corporation and shall not in any way bind or restrict the Manager or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

         12. The Trust acknowledges and agrees, in accordance with the provisions of Article VIII, Section 9 of the Trust's Declaration of Trust dated December 20, 2001, that the name "CMG" and the CMG logo and all rights to the use of such name or logo as part of the name of the Trust and the Fund belong to the Manager and its affiliates.

         13. This Agreement shall have an initial term expiring two years from the date of its execution and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act and the rules thereunder, or by the Board of Trustees of the Trust; provided that in either event such continuance is also approved by a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party (the "Independent Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval; and provided, however, that (a) the Trust may at any time, without payment of any penalty, terminate this Agreement upon sixty days' written notice to the Manager, either by majority vote of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act and the rules thereunder); (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order or rule of the Securities and Exchange Commission; and (c) the Manager may terminate this Agreement without payment of penalty on sixty days' written notice to the Trust.



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         14. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

         15. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Trustees of the Trust and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. Any amendment shall also be required to be approved by a vote of shareholders of the Trust as, and to the extent, required by the 1940 Act and the rules thereunder, except that an amendment may be effected without the vote of shareholders: to reduce the fees payable hereunder; to supply any omission; to cure, correct or supplement any ambiguous, defective of inconsistent provision hereof; or if necessary, to conform this Agreement to the requirements of applicable laws or regulations, but neither the Trust nor the Manager shall be liable for failing to do so. This Agreement may be amended to make it applicable to any investment portfolio of the Trust which is hereafter formed and such amendment need not be approved by the vote of the holders of shares of the Fund or of any other portfolio.

         16. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         17. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

                  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.



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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement on the day and year first above written.

                                   CMG INVESTORS TRUST,
                                   on behalf of CMG Money Market Fund



                                   By:
                                            ------------------------------------
Attest:                            Date:   ____________________________________




                                   CAPITAL MANAGEMENT GROUP ADVISORS, LLC



                                   By:
                                            ------------------------------------
Attest:                            Date:   ____________________________________






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